Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 1, 2022, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-267928) and related Prospectus of Biohaven Ltd. for the registration of 20,000,000 common shares.

/s/ Ernst & Young LLP

Hartford, Connecticut
October 20, 2022